Exhibit 99.1

GrowLife Signs Definitive Agreement to Acquire Specialty Mushroom Company

Marking its formal entrance into the mushroom business, the company agrees to acquire fast growing Bridgetown Mushrooms of Portland, Oregon with plans to expand nationwide

Kirkland, Washington--(Newsfile Corp. - June 2, 2022) - GrowLife, Inc. (OTCQB: PHOT) today announced that it has entered into a definitive agreement to acquire Bridgetown Mushrooms, one of the leading growers of functional mushrooms in the United States today. The Company to elevate Bridgetown from being the dominant player in the Pacific Northwest into a National brand. The acquisition is set to close in late June and underscores Grow Life’s commitment to move in a new direction.

Founded in 2018 by preeminent mushroom farmer Trevor Huebert, Bridgetown Mushrooms quickly grew to prominence in Portland by producing and offering an exquisite variety of functional and gourmet mushrooms to local restaurants, bakeries and farmers markets. The Company soon added mushroom based products into their offering and then extended its product lineup to include mushroom grow kits for the home and mycology supplies which are sold to commercial mushroom farmers. Along with product expansion came increased channel distribution which today also includes an online store, a burgeoning commercial wholesale business, and most recently a flagship retail location (www.bridgetown-mushrooms.com) Instagram @btshrooms.

“The acquisition of Bridgetown perfectly aligns with the new ethos of GrowLife” said newly appointed CEO Dave Dohrmann. “It was very important to me that we needed to not just enter the mushroom business but do so by controlling our own supply chain and product quality. With Bridgetown I found exactly what I was looking for. While we are announcing the acquisition today, Grow Life and Bridgetown have been working on our expansion strategy for months now and have made great progress already. I am humbled that Trevor and his team decided to join forces with us over many other suitors. Bridgetown is an amazing company with a wonderful brand and Trevor is one of the most sought after and respected mushroom farmers in the United States. Bridgetown is perfectly positioned to become the dominant player in this market and our coming together is going to allow the Company to accelerate their growth plans.”

“After five years of building the Bridgetown organization and growing our brand, I had been looking for a partner who could not only accelerate our ambitious growth plans with expansion capital, but one who also understood the diversity and potential within this booming sector,” said Trevor Huebert. “There are so many synergies I see between Dave and the new team he has been assembling at GrowLife. They have taken the time to understand the depth and size of this market opportunity and together we now have the combined expertise and experience needed to give Bridgetown a nationwide presence. As Dave mentioned, we have been working together already these past few months and our go forward growth and execution plan is well underway.”

About GrowLife, Inc.

GrowLife, Inc. was founded in 2012 and grew to become one of the largest names in plant cultivation equipment supply and consulting. In 2018 GrowLife acquired a majority share in EZ-Clone Enterprises, which remains the industry leader in commercial plant propagation equipment. Now acting as a parent company to its various operating assets, GrowLife is seeking to build on its value proposition through strategic initiatives focused on emerging markets in the mushroom sector.

About Bridgetown Mushrooms

Founded in 2018 in Portland Oregon, Bridgetown Mushrooms is currently one the largest producers of functional mushrooms in the Pacific Northwest. The Company grows a variety of functional and gourmet mushrooms which are in turn sold through multiple commercial and consumer sales channels. The company also develops and markets mushroom based products using their own mushroom supply, sells grow kits for home enthusiasts, supplies dried functional mushrooms to third party mushroom Companies who do not grow themselves and sells sterilized substrate blocks to amateur and commercial mushroom farmers.

www.bridgetown-mushrooms.com

Instagram @btshrooms

Investor Relations Contact:

investors@growlifeinc.com